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                                                                     EXHIBIT 8.1

                                                       October __, 1994

Community Health Systems, Inc.
3707 FM 1960 West
Suite 500
Houston, Texas 77068

Gentlemen:

   We have acted as special counsel to Community Health Systems, Inc., a Delaware corporation ("Community"), in connection with the proposed merger (the "Merger") of Hallmark Healthcare Corporation, a Delaware corporation ("Hallmark"), with and into Community Acquisition Corp., a Delaware corporation ("Sub"), pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of June 10, 1994 (the "Merger Agreement"), by and among Community, Hallmark and Sub, as described in the Registration Statement on Form
S-4 (File No. 33-       ) filed by Community with the Securities and Exchange
Commission (the "Registration Statement"). This opinion is being rendered pursuant to Section 8.3(b) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

   In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have relied upon such written certificates of officers of Community and Hallmark as we deemed necessary or appropriate.

   In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.


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   Based upon and subject to the foregoing, we are of the opinion that the
Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and that Community, Sub, and Hallmark will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

   As a tax-free reorganization, the Merger will have the following Federal income tax consequences for Hallmark stockholders, Hallmark and Community:

      1. No gain or loss will be recognized by holders of Class A Common Stock, $.05 par value per share, of Hallmark or Class B Common Stock, $.05 par value per share, of Hallmark (collectively "Hallmark Common Stock") or 25% Participating Cumulative Convertible Redeemable Preferred Stock, $5.00 par value per share, of Hallmark ("Hallmark Preferred Stock"), as a result of the exchange of such shares for shares of Common Stock, $.01 par value per share, of Community ("Community Common Stock") pursuant to the Merger.

      2. Gain or loss will be recognized by Hallmark stockholders of the receipt of cash, if any, received in lieu of fractional shares of Community Common Stock. Any cash received by a stockholder of Hallmark in lieu of a fractional share will, subject to the conditions and limitations of Section 302 of the Code, be treated as received in exchange for such fractional share and not as a dividend. If a fractional share of Community Common Stock would constitute a capital asset in the hands of such Hallmark stockholder, then any gain or loss recognized as a result of the receipt of such cash will be a capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

      3. A holder of Hallmark Preferred Stock who perfects his statutory right to dissent from the Merger and who receives solely cash in exchange for his Hallmark Preferred Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Hallmark Preferred Stock subject to the provisions and limitations of Section 302 of the Code. If a dissenting Hallmark stockholder owns only Hallmark Preferred Stock, he will recognize capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code. However, if a dissenting stockholder also owns Hallmark Common Stock, he may be required to report all amounts received in payment for his Hallmark Preferred Stock as ordinary dividend income.


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      4.  Neither Community nor Hallmark will recognize gain or loss as a result of the Merger.

   Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit and may not be relied upon for any other purpose. Moreover, this opinion is specifically limited to applicable Federal income tax law in effect as of the date hereof. We undertake no responsiblility to advise you of any changes in Federal income tax law or as to any events that occur or as to any amendment of any of the documents referred to herein, after the date hereof that may alter the scope or substance of this opinion.

   We consent to the use of this opinion as an exhibit to the Registration Statement, and to the summary of this opinion under the caption "Federal Income Tax Consequences" and to the reference to this firm under the caption "Legal Opinions" in the Joint Proxy Statement/Prospectus included in the Registration Statement.

                                       McGLINCHEY STAFFORD LANG,
                                       A Law Corporation


                                       By:______________________________